Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Employment Agreement”) is made as of January 22, 2015, by and between Mark Williams (“Executive”) and AF Security Holdings Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, this Employment Agreement is conditioned upon the satisfactory closing of the transactions (the “Merger”) contemplated in that certain Agreement and Plan of Merger dated November 4, 2014, by and among Accuvant Holdings Corporation, Firewall Acquisition Holdings, Inc. (“FishNet”), the Company, FN Merger Sub Inc., AHC Merger Sub Inc. and Investcorp International, Inc., as the representative of the sellers (the “Merger Agreement”);

WHEREAS, the Executive previously entered into an employment agreement, dated November 30, 2012, with FishNet Security, Inc., a wholly owned subsidiary of FishNet (the “Prior Employment Agreement”);

WHEREAS, the Company desires to employ the Executive pursuant to the terms, provisions and conditions set forth in this Employment Agreement, which Employment Agreement shall supersede the Prior Employment Agreement effective as of, and subject to, the consummation of the Merger;

WHEREAS, Executive will be intimately familiar with the Company’s plans, trade secrets, proprietary information, business activities and operations and Executive’s past experience and skills make him singularly qualified to render special, unique, unusual and extraordinary services to the Company, and Executive will receive significant consideration and other benefits from the consummation of the Merger Agreement;

WHEREAS, the Company desires to employ Executive to provide executive-level employment services and to provide Executive with certain compensation and benefits in return for such services; and

WHEREAS, Executive wishes to be employed by the Company and provide employment services in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree to the below terms.

AGREEMENT

1. EMPLOYMENT; POSITION AND RESPONSIBILITIES.

1.1 Contingent On Transaction. This Employment Agreement shall become effective on the date of the Merger (the “Effective Date”). If the Merger does not occur, (a) this Employment Agreement shall have no force or effect, and neither the Company nor Executive shall have any obligations hereunder and (b) the Prior Employment Agreement shall continue in full force in accordance with its terms.

1.2 Start Date. Executive’s employment with the Company pursuant to this Employment Agreement shall commence the first day after the Merger (the “Start Date”) and Executive commits to continue his employment with the Company at least through June 30, 2015 (such date, the “Commitment Date”). After the Commitment Date, this Agreement shall automatically extend for additional twelve (12) month periods (an “Extension Term”), unless notice to terminate is provided by either party at least thirty (30) days prior to either the Commitment Date or the end of the applicable Extension Term.

1.3 Role. Executive agrees to serve as the Company’s, President and Chief Operating Officer and to perform all duties and responsibilities associated with that position and as directed by the Company’s Board of Directors (the “Board”) from time to time. Executive will be responsible for the integration process associated with the Merger, realizing synergies associated with the Merger and designing the Company’s operating model process. Executive shall report directly to the Chief Executive Officer in this role. Executive agrees to devote all of his professional time, attention, skill and efforts to the performance of his duties hereunder. Executive acknowledges that this role (and the compensation set forth herein are acceptable to Executive and that the assignment of this role and the duties and responsibilities associated with such role (and such compensation) do not constitute “good reason” under the Prior Employment Agreement or any other agreement or plan to which the Executive is a party or beneficiary.

1.4 Employment Policies. Executive’s employment shall also be governed by the general employment policies and practices of the Company in effect from time to time, except that when the terms of this Employment Agreement differ from or are in conflict with such general employment policies or practices, this Employment Agreement shall control.

1.5 Other Agreements. Executive represents and warrants that he has disclosed to the Company the existence of any and all non-solicitation, confidentiality, and/or noncompetition agreements to which Executive is a party and that Executive is not under an obligation to any other person or entity that would interfere or conflict with his employment with the Company or the performance of his duties hereunder.

2. COMPENSATION.

2.1 Base Salary As compensation for his services hereunder, the Company shall pay Executive an annualized base salary of $400,000 per year (“Base Salary”). Executive’s performance shall be reviewed by the Board each calendar year. The Board may adjust Executive’s Base Salary concurrent with the administration of the performance review, or at any other time (to reflect cost of living changes or otherwise), in its sole discretion, subject to the severance provisions set forth in Section 5 below.

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2.2 Bonus.

(a) Executive shall be eligible to earn an annualized fiscal year target performance bonus (the “Performance Bonus”) of $350,000 based upon the Board’s evaluation of Company performance objectives which are expected to include management by objectives and the Company’s achievement of Board determined EBITDA goals (the “Objectives”). Any Performance Bonus earned will be calculated and paid no later than thirty (30) days after the date the Company receives its audited year-end financial statements. The Board will in good faith determine whether Executive has earned a Performance Bonus for a given year and the amount of any Performance Bonus earned.

(b) Executive must remain an active employee with the Company in good standing through the end of the applicable Performance Bonus year and through and including the Performance Bonus payment date in order to be eligible to earn a Performance Bonus; provided that upon Executive’s resignation for Good Reason, Executive’s resignation after the Commitment Date or termination of Executive’s employment by the Company without Cause prior to the end of a Performance Bonus year in which Executive is entitled to a Performance Bonus, Executive shall be entitled to a pro rata portion of such Performance Bonus year’s Performance Bonus in an amount equal to the product of (A) the full amount of the Performance Bonus Executive would have otherwise been entitled to under the terms of this Agreement, multiplied by (B) a fraction, the numerator of which is the number of full calendar days that have elapsed during the Performance Bonus year prior to the date of Executive’s resignation for Good Reason, Executive’s resignation after the Commitment Date or termination of Executive’s employment by the Company without Cause, as the case may be, and the denominator of which is 365 (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid by the Company to Executive on the date the Performance Bonus would otherwise be due pursuant to 2.2(a) above.

2.3 Tax Treatment. Executive’s Base Salary and Performance Bonus (if earned) and any other compensation (including severance benefits) payable to Executive in consideration for his employment services shall be paid by the Company subject to applicable payroll withholdings and deductions, reportable on a Form W-2 annually. Executive’s Base Salary shall be paid on the Company’s customary payroll payment schedule, as may be modified from time to time. Executive should consult with his own tax advisor for further guidance on his tax reporting and payment obligations.

3. BENEFITS.

3.1 Business Expenses. The Company shall reimburse Executive for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures in effect from time to time.

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3.2 Paid Leave Benefits. On the Start Date, the Company shall credit Executive with all accrued but unused sick, personal and vacation leave balances he had in connection with his employment with FishNet and its subsidiaries immediately prior to the Start Date. Thereafter, Executive shall accrue twenty (20) days of paid vacation each calendar year, accrued on a monthly basis, in accordance with the Company’s vacation policies and procedures, as may be amended from time to time. Executive’s vacation accrual for 2015 will be prorated based on his Start Date. Executive shall also be entitled to paid holiday leave in accordance with the Company’s governing holiday schedule, as may be amended from time to time.

3.3 Standard Benefits. Executive shall be entitled to participate in all benefits plans and programs the Company makes available to its salaried employees generally, on the same terms and conditions governing those plans as in effect from time to time. The Company reserves the right to supplement, discontinue or change its benefit plans and programs from time to time, in its sole discretion.

4. EQUITY.

4.1 Equity Grant. Executive shall be granted options (“Options”) to purchase Company common stock (“Shares”) with a fair market value of $883,250 (and an exercise price of the same amount). All Options shall be governed by the 2014 AF Security Holdings Corp. Stock Incentive Plan and the Nonqualified Stock Option Agreement pursuant to which they will be granted; provided, however, that the Options shall vest pursuant to the vesting terms set forth on Exhibit A. The Company may, in its sole discretion, grant Executive additional equity or equity interests in the Company in the future. Any such additional grants must be memorialized in writing to be effective.

4.2 Co-Investment. If Executive shall make an investment in the common stock of the Company of a percentage of the after-tax proceeds Executive receives in connection with the Merger (including any amounts payable to Executive pursuant to Sections 2.7(a)(i) and 2.7(a)(ii) of the Merger Agreement for Executive’s FishNet Shares and Vested FishNet Options (each as defined in the Merger Agreement) and Executive’s transaction bonus granted pursuant to that certain Confidential Term Sheet between FishNet Security, Inc. and Executive) (such amount, the “Transaction Proceeds”), Executive shall receive a grant of Options (on the terms set forth on Exhibit A) to purchase Shares with a fair market value equal to the “Option Amount” specified below (and such Options shall have an exercise price of the same amount):

(a) If the percentage of Transaction Proceeds is equal to or greater than 50% and less than 67%, then the Option Amount shall be equal to $378,536; or

(b) If the percentage of Transaction Proceeds is equal to or greater than 67%, then the Option Amount shall be equal to $755,929.

5. AT WILL EMPLOYMENT; SEVERANCE BENEFITS.

5.1 At Will Status. Executive’s employment with the Company shall be on an “at will” basis. Accordingly, both Executive and the Company retain the right to terminate the employment relationship at any time, with or without Good Reason, Cause, or advance notice, subject to the terms set forth herein. The Company, however, requests that Executive provide ninety (90) days advance notice of his intention to resign to allow for an orderly transition.

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5.2 Final Pay. Upon termination of Executive’s employment for any reason, the Company shall pay Executive all earned but unpaid salary, and all accrued but unused vacation earned by Executive through and including the date his employment terminates (the “Termination Date”), subject to applicable payroll deductions, in accordance with governing law. Executive shall not be entitled to any severance benefits or other compensation from the Company after the Termination Date, except as expressly provided herein or as may be required by law.

5.3 Severance Benefits.

(a) Benefits. If Executive resigns for Good Reason, Executive resigns without Good Reason following the Commitment Date or is terminated by the Company without Cause, Executive will be eligible to receive, as severance, an amount equal to twelve (12) months of Executive’s last Base Salary, less applicable withholdings and deductions. Amounts payable to Executive hereunder (the “Severance Pay”) shall be paid in equal installments on the Company’s customary payroll pay dates over a twelve (12) month period in accordance with Section 5.3(d) below. Executive shall also be entitled to receive payment of the Pro Rata Bonus in accordance with Section 2.2(b).

(b) Cause Defined. “Cause” to terminate Executive’s employment shall exist if, in the good faith reasonable determination of the Board, any one of the following has occurred: (1) Executive’s failure to comply with all applicable laws and regulations in performing job duties or in directing the conduct of the Company’s business, where such failure has a material adverse effect on the Company, (2) Executive’s commission of any intentionally fraudulent act against the Company or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on such entity, (3) Executive’s commission of a felony or a crime of moral turpitude (provided that such commission of a felony or crime ultimately results in a conviction) or entering a plea of “no contest” to a charge of such an offense, (4) a material breach of any written employment agreement between Executive and the Company or its Subsidiaries (including, for the avoidance of doubt, this Employment Agreement) or any other material agreement between Executive and the Company or its Subsidiaries, and (i) the Company provides written notice to Executive of the event or circumstance giving rise to such violation within sixty (60) days of the date on which a majority of the Board becomes aware of such event or circumstance, and (ii) such event or circumstance (and any adverse consequences resulting therefrom) is not cured within ten (10) days after the Company provides written notice to Executive of such (assuming such event is capable of being cured), (E) Executive’s habitual abuse of alcohol or unlawful drugs that interferes with the performance of Executive’s responsibilities with the Company, or (F) any Restrictive Covenant Violation (defined below). Subject to applicable federal and state law, the

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termination of Executive’s employment as a result of his death or a mental or physical disability or other incapacity that renders Executive unable regularly to perform the essential functions of his functions of his job duties for ninety (90) or more days in any consecutive twelve (12) month period shall also constitute Cause for termination. “Restrictive Covenant Violation” shall mean Executive’s willful or intentional (a) breach of the provisions of the Noncompetition Agreement or (b) material breach of any other provision relating to the disclosure of confidential or proprietary information, noncompetition, nonsolicitation, non-disparagement, non-interference, or other similar restrictions on conduct contained in any agreement between Executive and the Company or its affiliates.

(c) Good Reason Defined. “Good Reason” for Executive to resign his employment shall exist if any of the following occurs without Executive’s consent: (1) the assignment to Executive by the Company of duties with significantly less responsibility than those to which Executive had been assigned; (2) the Company’s material breach of any written employment agreement between Executive and the Company (including, for the avoidance of doubt, this Employment Agreement) or any other material agreement between Executive and the Company; (3) Executive’s principal office is moved from its current location to a location more than fifty (50) miles therefrom; or (4) the successor of the Company after a Change in Control (defined below) fails to assume or be bound by this Employment Agreement. To resign for Good Reason, (i) Executive must notify the Company in writing of the specific act(s) or event(s) which give rise to Good Reason within sixty (60) days of Executive’s knowledge of the occurrence of such act(s) or event(s), (ii) Executive must give the Company ten (10) days to cure and (iii) Executive must terminate his employment within one hundred twenty (120) days from the date that the act(s) or event(s) which give rise to Good Reason first occur. “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, as a whole, to any Person (as defined for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Act”)) or Group (as defined purposes of Section 13(d) or 14(d) of the Act) other than the Sponsor and/or an affiliate of the Sponsor or the Company or (ii) any Person or Group, other than the Sponsor and/or an affiliate of the Sponsor is or becomes the Beneficial Owner (as such term is defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting equity of the Company, including by way of merger, consolidation or otherwise.

(d) Release Requirement. As a precondition to receiving any Severance Pay or the Pro Rata Bonus, Executive agrees that Executive must provide the Company with a signed, effective Release of Claims in substantially the form attached hereto as Exhibit B (the “Release”) within the time period set forth therein, but in no event later than sixty (60) days after the date Executive’s employment terminates. Subject to the preceding sentence, the first installment of the Severance Pay shall commence within sixty (60) days following Executive’s termination date; provided, however, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, then installments of the Severance Pay shall not commence until the second of such two calendar years (regardless of whether Executive delivers the required general release of claims in the first calendar year or in the second calendar year).

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6. PROPRIETARY INFORMATION. As a condition of employment, Executive must sign and abide by the terms of the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit C (“Proprietary Information Agreement”). To the extent any of the obligations set forth in the Proprietary Information Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Proprietary Information Agreement shall control.

7. OUTSIDE ACTIVITIES. During his employment with the Company, Executive shall not undertake or engage in any other employment, occupation or business enterprise without the Board’s prior written consent. Executive may engage in other civic and not-for-profit activities so long as such activities do not unreasonably interfere with the performance of his duties hereunder.

8. NONCOMPETITION OBLIGATIONS. Executive’s obligations under this Employment Agreement are in addition to Executive’s obligations pursuant to the Noncompetition Agreement attached as Exhibit D hereto (the “Noncompetition Agreement”). Nothing in this Employment Agreement shall be construed as limiting or superseding Executive’s obligations under the Noncompetition Agreement. Executive’s obligations under the Noncompetition Agreement shall survive termination of Executive’s employment with the Company, and shall not be modified, altered, or otherwise effected by such termination or the reasons for such termination. To the extent that any of the obligations set forth in the Noncompetition Agreement conflict with those set forth in this Employment Agreement, the terms and conditions of the Noncompetition Agreement shall control.

9. NONDISPARAGEMENT. Executive agrees that during his employment with the Company and after the termination of that employment for any reason, he will not make any public statements or public comments of a defamatory or disparaging nature regarding the Company, Blackstone Capital Partners VI L.P. (the “Sponsor”) or any of their officers, directors, personnel, products, services, or affiliates, in any manner likely to be harmful to it or their business, business reputation or personal reputation. The Company, through its officers and directors, agree that it and its affiliates will not, during Executive’s employment with the Company and after the termination of that employment for any reason, make any public statements or public comments of a defamatory or disparaging nature regarding Executive in any manner likely to be harmful to his business reputation or personal reputation. Nothing in this Section shall prevent either party from responding accurately and fully to any request for information when a response is required by legal process.

10. NOTICE. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g., Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

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11. INDEMNIFICATION. The Company agrees to indemnify Executive and hold Executive harmless against any liability that Executive incurs within the authorized scope of his services as an officer of the Company, to the fullest extent allowed by law.

12. MISCELLANEOUS.

12.1 Entire Agreement. This Employment Agreement, together with the exhibits hereto, constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof. This Employment Agreement supersedes and replaces all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof. The parties are entering into this Employment Agreement only on the representations contained herein, and not on any representations, agreements or understandings not expressly included herein. This Employment Agreement shall be construed under and governed by the substantive laws of the State of Delaware, without regard to conflict of interest principles. This Employment Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive’s obligations hereunder are personal and non-assignable.

12.2 Severability. The provisions of this Employment Agreement are severable, and the invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Employment Agreement is invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect. The court will, to the fullest extent possible, reform any provision deemed unenforceable in whole or in part, so that it is enforceable to the fullest extent possible.

12.3 Waiver/Modification. No waiver of any provision of this Employment Agreement shall be effective unless such waiver is confirmed in a writing signed by the waiving party. No modification of this Employment Agreement shall be effective unless memorialized in a writing signed by both parties.

12.4 Counterparts. This Employment Agreement may be executed in counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. Facsimile signatures and/or PDF signatures shall be deemed as effective as original signatures. Each party has carefully read this Employment Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

12.5 Exhibits.

Exhibit A – Option Vesting Terms

Exhibit B – Form of Release

Exhibit C – Proprietary Information Agreement

Exhibit D – Noncompetition Agreement

[Signature page follows]

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IN WITNESS WHEREOF the parties have executed the Employment Agreement as of the date and year noted above.

MARK WILLIAMS

/s/ Mark Williams

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AF SECURITY HOLDINGS CORP.

By:	/s/ David M. Roshak
Name: David M. Roshak Title: Chief Financial Officer

[Employment Agreement Signature Page – Mark Williams]

EXHIBIT A

Options will be divided into four tranches for vesting purposes: (1) Time-Vesting Options; (2) 2.0x Exit-Vesting Options; (3) 3.0x Exit-Vesting Options; and (4) 4.0x Exit-Vesting Options:

•	30% of the Options (the “Time-Vesting Options”) will vest in equal 20% annual installments over a five-year period, subject to Executive’s continued employment through each vesting date, with tranches vesting on the first through fifth anniversaries of the Merger;

•	22% of the Options (the “2.0x Exit-Vesting Options”) will vest, subject to Executive’s continued employment through the vesting date, on the date when the Sponsor has received cash proceeds in respect of its Shares (i) equal to at least 2.0 times the Sponsor’s cumulative invested capital in the Company (the “2.0x MOIC Hurdle”) and (ii) equal to an annual cash internal rate of return on the Sponsor’s cumulative invested capital in the Company of at least 15% (the “15% IRR Hurdle”);

•	22% of the Options (the “3.0x Exit-Vesting Options”) will vest, subject to Executive’s continued employment through the vesting date, on the date when the Sponsor has received cash proceeds in respect of its Shares (i) equal to at least 3.0 times the Sponsor’s cumulative invested capital in the Company (the “3.0x MOIC Hurdle”) and (ii) equal to an annual cash internal rate of return on the Sponsor’s cumulative invested capital in the Company of at least 25% (the “25% IRR Hurdle”); and

•	26% of the Options (the “4.0x Exit-Vesting Options,” and together with the 2.0x Exit-Vesting Options and the 3.0x Exit-Vesting Options, the “Exit-Vesting Options”) will vest, subject to Executive’s continued employment through the vesting date, on the date when the Sponsor has received cash proceeds in respect of its Shares (i) equal to at least 4.0 times the Sponsor’s cumulative invested capital in the Company (the “4.0x MOIC Hurdle”) and (ii) equal to an annual cash internal rate of return on the Sponsor’s cumulative invested capital in the Company of at least 30% (the “30% IRR Hurdle”).

•	If, on or prior to the second anniversary of the date of the Merger, the Sponsor receives cash proceeds that satisfy any applicable IRR Hurdle described above, then the corresponding MOIC Hurdle shall be deemed satisfied as well.

•	Upon a Change in Control that occurs during Executive’s employment:

•	All outstanding unvested Time-Vesting Options will vest in full to the extent not previously forfeited; and

•	Any unvested Exit-Vesting Options will become fully vested if the applicable MOIC Hurdle and IRR Hurdle for the tranche are both satisfied in connection with the Change in Control (otherwise, to the extent any Exit-Vesting Options do not vest in connection with such Change in Control and any Exit-Vesting Option is not assumed by the surviving corporation, the unvested Exit-Vesting Options will be cancelled upon such Change in Control).

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•	Upon a termination of Executive’s employment resulting from a termination by the Company and/or its affiliates without Cause or due to Executive’s death or disability or retirement (i.e., age 65 with at least five years of service), or by Executive for Good Reason, (x) the unvested Time-Vesting Options shall remain outstanding and be eligible to vest for eighteen months following the date of termination and (y) the unvested Exit-Vesting Options shall remain outstanding and be eligible to vest for eighteen months following the date of termination if the applicable vesting criteria are satisfied during such period (otherwise, to the extent the Options do not vest, the unvested Options will be cancelled at the end of such eighteen-month period).

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EXHIBIT B

RELEASE OF CLAIMS

1. Employment Agreement. On January 22, 2015, I entered into that certain Executive Employment Agreement (the “Employment Agreement”) with AF Security Holdings Corp. (the “Company”). My employment with the Company ended on                      (the “Termination Date”). I confirm that I have been paid all compensation owed for all hours worked by me for the Company, I have received all the leave and leave benefits and protections for which I was eligible in connection with my employment with the Company, pursuant to the Family and Medical Leave Act or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a claim.

2. General Release. In exchange for certain severance and other post-employment benefits to be provided to me under the Agreement, I hereby waive and release the Company, its parents, subsidiaries, predecessors, successors and affiliates (including, but not limited to Blackstone Capital Partners VI L.P. and its affiliates), and each of such entities’ officers, directors, employees, shareholders, managers, members, employees, agents, representatives and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether known or unknown, arising at any time prior to and including the date I sign this Release of Claims (the “Release”). This general release includes, but is not limited to: (a) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment relationship; (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, profit distributions, management fee income, commissions, carried interest, membership interests, unit options, or any other ownership or equity interests in the Company or any of its affiliated entities, vacation pay, fringe benefits, expense reimbursements or any other form of compensation or benefit; (c) all claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction, including, but not limited to, the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), the California Fair Employment and Housing Act (as amended), the California Labor Code, Colorado anti-discrimination statutes, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, or claims for breach of fiduciary duty. Notwithstanding the foregoing, nothing in paragraph shall release: (i) any rights I have under the Employment Agreement; (ii) any rights to indemnification I have pursuant to any written indemnification agreement to which I am a party or third party beneficiary, or under applicable law; (iii) any rights which cannot be waived as a matter of law; (iv) any rights I may have as a shareholder of the Company or its affiliates; or (v) any rights I may have under the Merger Agreement (as defined in the Employment Agreement).

3. ADEA Waiver and Release. If I am 40 years of age or older as of the Termination Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that have been advised by this writing, as required by the ADEA, that: (a) this Release does not apply

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to any rights or claims that arise after the date I sign it; (b) I should consult with an attorney before signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days after the date I sign this Release to revoke my acceptance of it (by sending written notice of such revocation to the Company); and (e) this Release will not be effective until the date upon which this revocation period has expired unexercised, which will be the eighth (8th) day after I sign this Release (assuming I do not earlier revoke my acceptance of it).

4. Entire Agreement. This Release, together with the Employment Agreement (including any exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to their subject matter, and I am not relying on any promise, warranty or representation that is not expressly stated therein.

Understood, Accepted and Agreed:

Date:

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EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment with AF Security Holdings Corp. (the “Company”), and the compensation paid to me now and during my employment with the Company I, Mark Williams, agree to the terms of this Agreement as follows:

1. Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use or publish any of the Company’s Confidential Information (defined below), except as may be required in connection with my work for the Company, or as expressly authorized by the Board of Directors of the Company (the “Board”). I hereby assign to the Company any rights I may have or acquire in any and all Company Confidential Information and recognize that all Company Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated business or development, including without limitation (a) information regarding products, services, marketing and business plans, budgets, financial statements, contracts, prices, profit margins; (b) the names, addresses, phone numbers, preferences, buying and/or selling histories and other information concerning suppliers, vendors, customers and prospective customers of the Company; (c) databases and data collections, diagrams or designs, models, formulae, inventions (whether or not patentable), patent applications, trade secrets, know- how, registered and unregistered marks and all goodwill associated with such marks, methods, processes, procedures, software and software code (in any form, including source code and executable code), subroutines, techniques, user interfaces, domain names, URLs, web sites, registered and unregistered copyrights, works of authorship and other forms of technology or technical information, and other information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries) and any reissues, extensions or renewals thereof; (d) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (e) the existence of any business discussions, negotiations, or agreements between Company and any third party; provided, however, Confidential Information shall not include any information that is generally known in the industry or otherwise becomes available in the public domain. Additionally, notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or any other Agreement between me and the Company, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for the Company or unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by the Company, I will not improperly make use of or disclose, any Confidential Information or trade secrets of any former employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided, obtained or developed by the Company.

2. Inventions.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any proprietary or trade-secret ideas, concepts, Confidential Information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above as such relate to the business of the Company. The term “Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

2.2 Ownership of Company Inventions. I irrevocably assign to the Company all right, title and interest in any work product that I create or to which I contribute during the course of my employment with the Company pursuant to this Agreement, in each case as related to the business of the Company (the “Work Product”), including all Intellectual Property Rights contained therein.

2.3 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will, at the Company’s sole expense, reasonably assist the Company in every proper way, to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries, including securing my signature on any document needed in connection with such purposes.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of the Company at all times.

4. Return of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. Upon termination of my employment, I agree that 1 will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to allow an independent computer forensics consultant access to my system as reasonably requested by the Company to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company premises and owned by the Company is subject to inspection by Company personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

5. Notification of New Employer. If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

6. Exemption from Employee Proprietary Information and Inventions Agreement. The Company hereby agrees that any Intellectual Property, Confidential Information, Third-party Information, Invention, Intellectual Property Rights, or Work Product developed by Employee or of which Employee becomes aware as a result of Employee’s being a member of the Board of Directors or a member of WorkView, LLC shall be deemed not to be covered by the restrictions contained within the Employee Proprietary Information and Inventions Agreement.

7. General Provisions.

7.1 Governing Law. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt, or refusal by party of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of the Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters; provided, however, the obligations set forth in this Agreement shall be in addition to any and all obligations set forth in the noncompetition Agreement, which I am executing contemporaneously with the execution and delivery of this Agreement. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the Board. Any subsequent change or changes in my duties, salary or compensation will not affect that validity or scope of this Agreement.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company or retained as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by the Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, will be effective unless in writing and signed by me and the Board. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.

/s/ Mark Williams
(Signature)
Print Name: Mark Williams Date: 1/22/15 Address:

ACCEPTED AND AGREED: AF SECURITY HOLDINGS CORP.

/s/ David M. Roshak
(Signature) By: David M. Roshak Title: Chief Financial Officer

EXHIBIT D

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is being executed and delivered as of January 22, 2015 (the “Effective Date”), by Mark Williams (“Executive”) in favor of, and for the benefit of AF Security Holdings Corp., a Delaware corporation (“Company”). Certain capitalized terms used in this Agreement are defined in Section 18. The Company and its affiliates are collectively referred to herein as the “Company.”

RECITALS

WHEREAS, this Agreement is conditioned upon the satisfactory closing of the transactions (the “Merger”) contemplated in that certain Agreement and Plan of Merger dated November 4, 2014, by and among Accuvant Holdings Corporation, Firewall Acquisition Holdings, Inc., the Company, FN Merger Sub Inc., AHC Merger Sub Inc. and Investcorp International, Inc., as the representative of the sellers (the “Merger Agreement”);

WHEREAS, Executive, as an individual, will receive equity of the Company upon the closing of the Merger;

Whereas, Executive will provide executive-level employment services to the Company after the Merger, during which time Executive shall have access to the Company’s intellectual property and shall become privy to additional valuable knowledge and confidential information concerning the business of the Company, including the Company’s efforts to develop and exploit its intellectual property and Executive will receive significant consideration and other benefits from the consummation of the Merger Agreement;

WHEREAS, the Company and Executive acknowledge and agree that the Company is engaged in the sale, marketing and promotion of information security and compliance products and services as a reseller or channel partner to the manufacturer or developer thereof, including without limitation, providing information security and compliance consulting services and/or managed security services in the Restricted Territory (as defined below); and

WHEREAS, as a condition to the consummation of the Merger Agreement, and to enable the Company to secure more fully the benefits of the transactions contemplated under the Merger Agreement, and to further protect the Company’s intellectual property, the Company has required that Executive enter into this Agreement; and Executive is entering into this Agreement in order to induce the Company to consummate the Merger.

NOW, THEREFORE, in order to induce the Company to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees to the terms set forth herein.

D - 1

AGREEMENT

1. Obligations.

1.1 Noncompetition Period Obligations. Executive agrees that, during the Noncompetition Period, he or she shall not, and to the extent he or she controls any Affiliates, shall not permit such Affiliates to:

(a) engage directly or indirectly in Competition in any Restricted Territory;

(b) directly or indirectly be or become an officer, director, shareholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, investor, licensor, sublicensor, licensee or sublicensee of, for or to, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person or entity that engages in Competition in any Restricted Territory; provided, however, Executive may, without violating this Section 1.1, (1) own as a passive investment, (A) mutual funds or similar investment vehicles that include in their portfolio entities that may be engaged in Competition, and (B) shares of capital stock of a publicly-held corporation that engages in Competition if the following three conditions are satisfied: (i) the shares held are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock collectively owned beneficially (directly or indirectly) by Executive represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation; or (2) participate as a member of the Board of Directors and a member of WorkView, LLC.

(c) discourage, dissuade, induce or attempt to induce any supplier or customer of the Company not to enter into a business relationship with the Company or any supplier or customer of the Company to terminate any of its material relationships with the Company; or

(d) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (“Solicit”) (on their own behalf or on behalf of any other Person) any Specified Worker to terminate his or her employment or consulting relationship with the Company or hire (on their own behalf or on behalf of any other Person) any Specified Worker; provided that, the employment of a Specified Worker that results from the Specified Worker’s independent and unprompted response to general advertising of open positions in newspapers, on websites, or at job fairs, or other forms of Soliciting candidates for employment, which are general in nature and not directed to or at an employee, consultant or subcontractor of the Company or its Affiliates, shall not be construed as a violation of this Section 1.1(d). (For avoidance of doubt, communication with a Specified Worker, directly or indirectly encouraging him or her to view an open position generally advertised shall be deemed a violation of this Section 1.1(d)). For purposes of this Section 1.1(d), a “Specified Worker” shall mean any individual who is an employee or contractor of the Company at the time of the of the Soliciting, or has been an employee or contractor of the Company within the twelve (12) month period preceding the such Soliciting; provided that if the Specified Worker was terminated from employment by the Company, the Company will, in its good faith discretion, reasonably consider any request for a waiver of this 12-month limitation by the Specified Worker.

1.2 Post-Employment Obligations. In order to preserve and protect the Company’s valuable intellectual property, which Executive shall have access to and shall be directly involved in developing during the course of his or her employment with the Company, Executive agrees that, in addition to the obligations set forth above in Section 1.1, if applicable, for one (1) year after termination of Executive’s employment with the Company, Executive shall not:

(a) Canvas, solicit or accept business, or aid or assist any Person in canvassing, soliciting, or accepting business with any Prohibited Customer on behalf of any Person engaged in Competition;

(b) Directly or indirectly request or advise any Prohibited Customer to withdraw, curtail, cancel or not undertake business with the Company;

(c) Directly or indirectly disclose to any other Person the names of past, present or prospective customers of the Company;

(d) Suggest, solicit or encourage any employees of the Company to leave their employment with the Company; or

(e) Disclose to any other Person the names of employees of the Company.

However, notwithstanding anything else in this Agreement contained to the contrary, the Company agrees that Executive’s activities as a member of the Board of Directors and a member of WorkView, LLC shall be exempted from the Post-Employment Obligations set forth in this Section 1.2.

1.3 Non-Disparagement. Executive agrees that during his or her employment with the Company and after the termination of that employment for any reason, he or she will not make any public statements or public comments of a defamatory or disparaging nature regarding the Company, its beneficial shareholders (including affiliates of The Blackstone Group L.P.), or any of its or their respective officers, directors, personnel, products, services, or Affiliates, in any manner likely to be harmful to it or their business, business reputation or personal reputation. Nothing in this Section shall prevent Executive from responding accurately and fully to any request for information when a response is required by legal process.

2. Representations and Warranties.

2.1 Executive. Executive represents and warrants, to and for the benefit of the Indemnitees that: (a) he or she has full power and capacity to execute and deliver, and to perform all of his or her obligations under this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which Executive is or may be bound; or (ii) any law, rule or regulation. The representations and warranties provided by Executive shall survive the expiration of the Noncompetition Period for an unlimited period of time.

2.2 Company. The Company represents and warrants, to and for the benefit of the Executive, that: (a) it has full corporate power and capacity to execute and deliver, and to perform all of its obligations under this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of: (i) any agreement or obligation by which the Company is or may be bound; or (ii) any law, rule or regulation. The representations and warranties provided by the Company shall survive the expiration of the Noncompetition Period for an unlimited period of time.

3. Specific Performance. Executive agrees that, in the event of any breach or threatened breach by him or her of any covenant or obligation contained in this Agreement, the Company, for itself and on behalf of each of the other Indemnitees, shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Executive further agrees that no Indemnitees shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and Executive hereby irrevocably waives any right he or she may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

4. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to the Company, for itself, or on behalf of any of the other Indemnitees, Executive agrees to indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, claim, settlement, judgment, award, fine, penalty, fee (including attorneys’ fees), charge or expense (collectively “Loss”) (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (whether during or after the Noncompetition Period) by such Indemnitee to the extent the Loss arises directly out of or by virtue of, or relates directly to, any inaccuracy in or breach of any representation or warranty made by Executive in this Agreement, or any failure on Executive’s part to observe, perform or abide by, or any other breach by Executive, of any restriction, covenant, obligation or other provision contained in this Agreement.

5. Non-Exclusivity. The rights, remedies and obligations of the Company, for itself, and/or on behalf of any other Indemnitees, are not exclusive of or limited by any other rights, remedies or obligations which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies and obligations of the Company and the other Indemnitees under this Agreement, and the rights, remedies, obligations and liabilities of Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Agreement shall limit any of Executive’s rights, remedies or obligations, or the rights, remedies or obligations of the Company or any of the other Indemnitees under the Merger Agreement; and nothing in the Merger Agreement shall limit any of Executive’s rights, remedies or obligations, or any of the rights, remedies or obligations of the Company or any of the other Indemnitees, under this Agreement. No breach on the part of the Company or any other party of any covenant or obligation contained in the Merger Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Company, on its own behalf or on behalf of any of the other Indemnitees, under this Agreement.

6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7. Specific Shareholder Acknowledgements. Executive specifically acknowledges and agrees that the promises and restrictive covenants Executive is providing in this Agreement are reasonable and necessary to the protection of the Company’s business and to the Company’s legitimate interests in the transactions contemplated in the Merger Agreement (including the protection and preservation of the goodwill and other assets being acquired by the Company pursuant to such agreement); and that, if Executive were to violate the terms of this Agreement, such conduct could materially and adversely affect the value of the assets being acquired by the Company under the Merger Agreement.

8. Governing Law.

8.1 This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

8.2 EXECUTIVE IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

9. Waiver. No failure on the part of the Company or any other Indemnitee to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company, whether for itself or on behalf of any other Indemnitee, in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Agreement, or any power, right, privilege or remedy of such Indemnitee under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10. Successors and Assigns. The Company may freely assign its rights under this Agreement, at any time, to any Person without obtaining the consent or approval of Executive in connection with the transfer or sale of all or substantially all of the Company’s stock or assets, including by way of merger. This Agreement shall be binding upon Executive and each of his or her heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Company and the other Indemnitees.

11. Further Assurances. Executive shall (at his or her sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at the their sole expense) take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Agreement.

12. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Executive by the Company, the substantially prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the substantially prevailing party may be entitled).

13. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement shall be used or referred to in connection with the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Agreement, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

15. Obligations Absolute. Executive’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company any other Indemnitee or any other Person) of any provision of the Merger Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, Executive, any other Indemnitee or any other Person.

16. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Executive and the Company (or any successor to the Company).

17. Defined Terms. For purposes of this Agreement:

17.1 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

17.2 “Competing Business” means the sale, marketing or promotion of information security and compliance products and services as a reseller or channel partner to the manufacturer or developer thereof, including without limitation, providing information security and compliance consulting services and/or managed security services.

17.3 A Person shall be deemed to be engaged in “Competition” if such Person, or any of such Person’s subsidiaries or parent companies is engaged in a Competing Business.

17.4 “Indemnitees” shall include: (i) the Company; (ii) each Person who is or becomes an Affiliate of the Company; and (iii) the successors and assigns of the Company.

17.5 “Noncompetition Period” shall mean the period commencing on the Effective Date and ending one (1) year from the date Executive’s employment with the Company, or any subsidiary or affiliate thereof or their respective successors or assigns is terminated for any reason; and provided further, that in the event of any breach on the part of Executive of any provision of this Agreement, in addition to all other rights and remedies available to the Indemnitees in law, equity or by agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

17.6 “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

17.7 “Prohibited Customer” shall mean any Person whom Executive worked with directly while employed by the Company; or any Person who was a target customer of the Company while Executive was employed by the Company; or any Person that purchased more than $50,000 in goods and services from the Company while Executive was employed by the Company.

17.8 “Restricted Territory” means each state within the United States of America, each province within Canada, the United Kingdom as well as any other country in which the Company conducts or has conducted business as described in the definition of “Competing Business.”

18. Entire Agreement. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including any prior non-competition agreement.

19. Counterparts/Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as enforceable as originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties duly execute and deliver this Agreement as of the date first above written.

MARK WILLIAMS

/s/ Mark Williams
Address:

AF SECURITY HOLDINGS CORP.

/s/ David M. Roshak
Name:	David M. Roshak
Title:	Chief Financial Officer